July 2014
Pricing Sheet dated July 31, 2014 relating to Preliminary Terms No. 169 dated July 17, 2014 Registration Statement No. 333-177923 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015
Principal at Risk Securities

PRICING TERMS — July 31, 2014
Issuer:	JPMorgan Chase & Co.
Underlying commodity futures contract:	WTI crude oil futures contract. See “ — Contract Price” below for additional information.
Aggregate principal amount:	$3,021,000
Payment at maturity:	▪ If the final contract price is greater than or equal to the initial contract price, for each $1,000 stated principal amount security:
$1,000 + the greater of (a) $1,000 × contract percent change and (b) the upside payment

▪      If the final contract price is less than the initial contract price but greater than or equal to the downside threshold, meaning the contract price has declined by no more than 10% from the initial contract price, for each $1,000 stated principal amount security:
$1,000

▪      If the final contract price is less than the downside threshold, meaning the contract price has declined by more than 10% from the initial contract price, for each $1,000 stated principal amount security:

$1,000 × contract performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of more than 10%, and possibly all, of your principal amount.

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your securities if a commodity hedging disruption event occurs” in these preliminary terms.

Upside payment:	$138.80 per $1,000 stated principal amount security (13.88% of the stated principal amount)
Downside threshold:	$88.353, which is 90% of the initial contract price
Contract percent change:	(final contract price – initial contract price) / initial contract price
Contract performance factor:	final contract price / initial contract price
Initial contract price:	The contract price on the pricing date, which was $98.17
Final contract price:	The contract price on the valuation date
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July 31, 2014
Original issue date (settlement date):	August 5, 2014
Valuation date:
August 31, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Single Component Notes Linked to a Single Commodity or Commodity Futures Contract” in the accompanying product supplement no. 2-I

Maturity date:
September 3, 2015, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

CUSIP / ISIN:	48127DTK4 / US48127DTK45
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to public(1)	Fees and commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$20.00	$980
Total	$3,021,000.00	$60,420.00	$2,960,580.00
(1)	See “Additional Information about the Securities — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the securities.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20.00 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

The estimated value of the securities on the pricing date as determined by JPMS was $970.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — JPMS’s estimated value of the securities” in the accompanying preliminary terms for additional information.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” in the accompanying preliminary terms.

Preliminary terms no. 169 dated July 17, 2014: http://www.sec.gov/Archives/edgar/data/19617/000119312514271661/d760390dfwp.htm
Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

Trigger Jump Securities Based on the Performance of the WTI Crude Oil Futures Contract due September 3, 2015 Principal at Risk Securities
Terms continued from previous page:
Contract price:
On any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day